Exhibit 10.3.5

THIRTEENTH MODIFICATION OF OFFICE LEASE

THIS    THIRTEENTH MODIFICATION OF OFFICE LEASE (this "Thirteenth Modification") is entered into as of the 9th day of October, 2014 by and between CRESCENT TC INVESTORS, a Delaware limited partnership ("Landlord'' ), and WESTWOOD MANAGEMENT CORP., a New York corporation ("Tenant").

RECITALS

A.The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the "Original Lease "), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the "Original Premises "), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the "Office Building ").

B.The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the "First Modification "), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the "Second Modification" ), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the "Third Modification "), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the "New Premises "); (iv) that certain Letter Agreement dated June 15, 1995 (the "Letter Agreement" ), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the "Fourth Modification "), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "First Expansion Space") and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the "Second Expansion Space"), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the "Fifth Modification "), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "Third Expansion Space"); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the "Sixth Modification" ), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "Fourth Expansion Space"); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the "Seventh Modification" ), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the "Released Space") and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the "Fifth Expansion Space"); (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the "Eighth Modification" ), pursuant to which the New Premises were expanded to include an additional 665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas,

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Texas (the "Sixth Expansion Space"); (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the "Ninth Modification" ), pursuant to which the Lease Term was extended and the New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space and the Sixth Expansion Space, and as reduced by the Released Space, were substituted with approximately 22,002 rentable square feet located on the 12th floor of 200 Crescent Court (the "Relocated Premises "); (xi) that certain Tenth Modification of Office Lease dated February 24, 2004 (the "Tenth Modification "), pursuant to which the Relocated Premises were redefined to contain 21,587 rentable square feet of space; (xii) that certain Eleventh Modification of Office Lease dated December 9, 2010 (the "Eleventh Modification" ), pursuant to which the Lease Term was extended and the Relocated Premises were expanded to include Suite 1300, containing approximately 3,968 rentable square feet, located on the 13th floor of 200 Crescent Court (the "Seventh Expansion Space"); and (xiii) that certain Twelfth Modification of Office Lease dated August 17, 2012 (the "Twelfth Modification" ), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 2,683 rentable square feet (the "Eighth Expansion Space").

A.The Original Lease, as modified    by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification, the Ninth Modification, the Tenth Modification, the Eleventh Modification and the Twelfth Modification, is hereinafter referred to as the "Lease". The Relocated Premises, together with the Seventh Expansion Space and the Eighth Expansion Space, collectively containing approximately 28,238 rentable square feet, are hereinafter referred to as the "Current Premises ". Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

B.Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:

1.Premises. Effective as of the Ninth Expansion Space Commencement Date (hereinafter defined), the Lease is hereby modified and amended to include approximately 1,210 rentable square feet, located on the 13th floor of 200 Crescent Court as shown on Exhibit A attached hereto (the "Ninth Expansion Space"). As used herein, the term "Ninth Expansion Space Commencement Date" shall be the earliest of (1) the first business day after the date on which the Landlord Work (defined in the Work Letter attached as Exhibit B) with respect to the Ninth Expansion Space is Substantially Complete, as determined pursuant to the Work Letter, or
(1)the date on which the Landlord Work with respect to the Ninth Expansion Space would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or

(2)	the date Tenant takes possession of any part of the Ninth Expansion Space for purposes of

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conducting business therein. From and after the Ninth Expansion Space Commencement Date, the term "Premises" wherever used in the Lease or in this Thirteenth Modification shall mean the Current Premises, together with the Ninth Expansion Space, collectively containing 29,448 rentable square feet. Tenant hereby acknowledges and agrees that the Ninth Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this Thirteenth Modification.

2.Basic Rental. Effective as of the Ninth Expansion Space Commencement Date, the Basic Rental due and payable for the Ninth Expansion Space shall be in the following amounts:

Lease Months	Annual Basic Rental Rate Per Rentable Sguare Foot	Monthly Basic Rental Installment

NESCD -Month 15	$27.50	$2,772.92
Month 16 - Month 27	$28.00	$2,823.33
Month 28 -Month 39	$28.50	$2,873.75
Month 40 -Month 51	$29.00	$2,924.17
Month 52 -Month 63	$29.50	$2,974.58
Month 64 - Month 75	$30.00	$3,025.00
Month 76 - 11/30/21	$30.50	$3,075.42

NESCD = Ninth Expansion Space Commencement Date Month = One full calendar month
* Subject to abatement as provided below
Notwithstanding anything to the contrary contained in the foregoing, provided no uncured event of default exists under the Lease beyond applicable notice and cure periods, Tenant shall be entitled to an abatement of the Basic Rental next due and payable for the Ninth Expansion Space for the first three (3) full months after the Ninth Expansion Space Commencement Date. Rent for any partial month shall be prorated on a daily basis. Rent for the Ninth Expansion Space shall be paid in addition to Rent for the Current Premises, and all Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Thirteenth Modification .

3.	Actual Operating Expenses.

(a)Net Lease Conversion. The Base Rent rates in Paragraph 2 above have been determined on a "net" lease basis. Accordingly, effective as of the Ninth Expansion Space Commencement Date, Tenant shall pay Tenant's proportionate share of Actual Operating Expenses with respect to the Ninth Expansion Space only, without adjustment for a base year or expense stop. Notwithstanding anything to the contrary contained in the foregoing, provided no uncured event of default exists under the Lease beyond applicable notice and cure periods, Landlord agrees to abate Tenant's proportionate share of Actual Operating Expenses (but not the electrical costs described in Paragraph 7(b) of

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the Lease) due for the first three (3) full calendar months after the Ninth Expansion Space Commencement Date.

(b)Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in Paragraph 6(a) of the Lease or Paragraph 5 of the Eleventh Modification, commencing on the Ninth Expansion Space Commencement Date, with respect to the Ninth Expansion Space only, Tenant's proportionate share of Controllable Expenses (as defined in the Eleventh Modification) shall not increase by more than 5% over Tenant's proportionate share of Controllable Expenses in the previous calendar year, on a non-cumulative and compounding basis. The 6% cap on Controllable Expenses provided in Paragraph 5 of the Eleventh Modification shall continue to apply to the Current Premises.

4.Condition of Ninth Expansion Space. Landlord agrees to cause leasehold improvements to be constructed in the Ninth Expansion Space pursuant to the Work Letter attached hereto as Exhibit B, which shall be executed by Landlord, Tenant, and Landlord's construction manager, Crescent Property Services, LLC.

5.Termination Option. The Lease Termination Option contained in Paragraph 7 of the Eleventh Modification, is hereby modified to increase the Termination Payment (with respect to the entire Premises) to include the unamortized cost of all tenant improvement allowances and leasing commissions incurred by Landlord in connection with the Twelfth Modification and this Thirteenth Modification, using an amortization rate of 8% per annum.

6.Parking. Effective as of the Ninth Expansion Space Commencement Date, Tenant shall have the right to lease up to 4 additional unreserved parking spaces in the Parking Facilities in accordance the Parking Agreement attached to the Ninth Modification as Rider No. 1, as modified by the Eleventh Modification and the Twelfth Modification. The rates payable for such unreserved parking spaces shall be as set forth in Paragraph 11 of the Eleventh Modification.

7.Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Thirteenth Modification, other than Jones Lang LaSalle Brokerage, Inc. ("Broker") whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and Broker. Except as provided in the immediately preceding sentence, each party shall indemnify and defend the other party against any Claims for real estate commissions or fees in connection with this Thirteenth Modification made by any other party claiming through the indemnifying party. The foregoing indemnification obligation of each indemnifying party shall include indemnification of any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors (and, in the case of Landlord as the indemnified party, shall include Landlord's mortgagees and the manager of the Office Building).

8.ERISA Representation. Tenant represents that (i) neither Tenant nor any entity controlling or controlled by Tenant owns a ten percent (10%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A.

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("JPMorgan ") or any of JPMorgan's affiliates, and (ii) neither JPMorgan, nor any of its affiliates, owns a ten percent (10%) or more interest in Tenant or any entity controlling or controlled by Tenant.

9.Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this Thirteenth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Thirteenth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on September 29, 2014, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

10.Miscellaneous. This Thirteenth Modification shall become effective only upon full execution and delivery of this Thirteenth Modification by Landlord and Tenant. This Thirteenth Modification contains the parties' entire agreement regarding the subject matter covered by this Thirteenth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Thirteenth Modification. Except as modified by this Thirteenth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Thirteenth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Thirteenth Modification, the terms of this Thirteenth Modification shall control.

11.Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease.

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EXECUTED as of the day and year first above written.

LANDLORD:

CRESCENT TC INVESTORS, L.P.,
a Delaware limited partnership

By:    Crescent TCI GP, LLC.,
a Delaware limited liability company, its general partner

By: /s/ Dianna Russo
Name: Dianna Russo
Title: President

TENANT:

WESTWOOD MANAGEMENT CORP.,
a New York corporation

By: /s/ William R. Hardcastle, Jr.
Name:William R. Hardcastle, Jr.
Title: Vice President

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